Metabolix Completes $10 Million Sale of Biopolymer Assets to CJ CheilJedang

WOBURN, Mass., Sept. 19, 2016 (GLOBE NEWSWIRE) -- Metabolix, Inc. (NASDAQ:MBLX) announced today that it has completed the sale of its biopolymer intellectual property and certain equipment and inventory to an affiliate of CJ CheilJedang Corporation ("CJ") for a total purchase price of $10 million. The first $2 million of the purchase price was paid by CJ on execution of the binding letter of intent in August 2016, and the $8 million balance was paid on closing of the transaction. In connection with the asset sale, Metabolix also entered into a sublease with CJ covering approximately one-third of the Company's Woburn, Massachusetts facility.
"Completion of the transaction strengthens our balance sheet and provides resources to take Yield10 Bioscience forward as our core business," said Joseph Shaulson, president and CEO of Metabolix. "Yield10 is developing breakthrough technologies to significantly increase the inherent yield of food and feed crops. As we move forward, the Yield10 team will be focused on advancing our technology platforms, generating proof points on our portfolio of novel yield traits and forming collaborations around key crops."
In July, Metabolix announced its new strategic direction and a related restructuring designed to bring staffing levels to approximately 20 people with an annual net cash burn rate in the range of $5 million once completed. The Company plans to provide an update on its Yield10 Bioscience business in the coming weeks.

About Metabolix
Metabolix, Inc. is implementing a strategic plan under which the Company has wound down its legacy PHA biopolymer business and Yield10 Bioscience will become its core business, with a focus on developing disruptive technologies for step-change improvements in crop yield. Yield10 is leveraging Metabolix's extensive track record of innovation based around optimizing the flow of carbon intermediates in living systems. Yield10 is working on new approaches to improve fundamental elements of plant metabolism through enhanced photosynthetic efficiency and directed carbon utilization. Yield10 is advancing several yield traits in development in crops such as camelina, canola, soybean and corn. The Company is based in Woburn, Mass.
For more information, visit www.metabolix.com. (MBLX-G)
For more information on Yield10 Bioscience, visit Yield10.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the expected results of its strategic restructuring and wind-down of its biopolymer operations, expected future staffing and cash usage and expectations regarding the development of the Yield10 Bioscience business and technology, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix's filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Metabolix Contact:

Lynne H. Brum, 617-682-4693, LBrum@metabolix.c